Exhibit 99.2
June 8, 2017

Contact:	Investor contact:
Media Relations	Lavanya Sareen
(206) 304-0008	Managing Director, Investor Relations
newsroom@alaskaair.com	(206) 392-5656

Alaska Air Group Reports May 2017 Operational Results

SEATTLE - Alaska Air Group Inc. (NYSE: ALK) today reported May and year-to-date operational results on a consolidated basis, for its mainline operations operated by subsidiaries Alaska Airlines, Inc. (Alaska) and Virgin America Inc., (Virgin America), and for its regional flying operated by subsidiary Horizon Air Industries, Inc. (Horizon) and third-party regional carriers, SkyWest Airlines and Peninsula Airlines (Regional).
Air Group's acquisition of Virgin America took place on December 14, 2016. Operational results below include Virgin America results from pre-acquisition periods for comparison.

AIR GROUP
On a combined basis for all operations, Air Group reported a 7.6 percent increase in traffic on a 5.9 percent increase in capacity compared to May 2016. Load factor increased 1.4 points to 86.5 percent.
The following table shows the operational results for May and year-to-date compared to the prior-year periods(1):

	May			Year-to-Date
	2017	2016	Change	2017	2016	Change
Revenue passengers (000)	3,793	3,574	6.1%	17,483	16,595	5.4%
Revenue passenger miles RPM (000,000) "traffic"	4,500	4,181	7.6%	20,554	19,400	5.9%
Available seat miles ASM (000,000) "capacity"	5,202	4,914	5.9%	24,616	23,430	5.1%
Passenger load factor	86.5%	85.1%	1.4 pts	83.5%	82.8%	0.7 pt

(1)	2016 information has been adjusted to include Virgin America operating results for comparison.

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ALASKA
Alaska reported a 9.6 percent increase in traffic on a 6.7 percent increase in capacity compared to May 2016. Load factor increased 2.2 points to 87.6 percent. Alaska also reported 82.6 percent of its flights arrived on time in May 2017, compared to 90.3 percent reported in May 2016.
The following table shows Alaska's operational results for May and year-to-date compared to the prior-year periods:

	May			Year-to-Date
	2017	2016	Change	2017	2016	Change
Revenue passengers (000)	2,276	2,087	9.1%	10,434	9,743	7.1%
RPMs (000,000)	3,071	2,803	9.6%	14,148	13,260	6.7%
ASMs (000,000)	3,505	3,284	6.7%	16,729	15,866	5.4%
Passenger load factor	87.6%	85.4%	2.2 pts	84.6%	83.6%	1.0 pt
On-time arrivals as reported to U.S. DOT	82.6%	90.3%	(7.7) pts	79.9%	88.5%	(8.6) pts
VIRGIN AMERICA
Virgin America traffic increased 2.6 percent on a 3.5 percent increase in capacity compared to May 2016. Load factor decreased 0.7 points to 85.4 percent. Virgin America also reported 58.7 percent of its flights arrived on time in May 2017, compared to 76.7 percent in May 2016.
The following table shows Virgin America operational results for May and year-to-date compared to the prior-year periods:

	May			Year-to-Date
	2017	2016	Change	2017	2016	Change
Revenue passengers (000)	706	703	0.4%	3,222	3,130	2.9%
RPMs (000,000)	1,090	1,062	2.6%	4,866	4,671	4.2%
ASMs (000,000)	1,276	1,233	3.5%	5,929	5,680	4.4%
Passenger load factor	85.4%	86.1%	(0.7) pt	82.1%	82.2%	(0.1) pt
On-time arrivals as reported to U.S. DOT	58.7%	76.7%	(18.0) pts	63.4%	77.0%	(13.6) pts

REGIONAL
Regional traffic increased 7.3 percent on a 6.0 percent increase in capacity compared to May 2016. Load factor increased 0.9 points to 80.5 percent. Regional also reported 86.4 percent of its flights arrived on time in May 2017, compared to 91.7 percent in May 2016.
The following table shows regional operational results for May and year-to-date compared to the prior-year periods:
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	May			Year-to-Date
	2017	2016	Change	2017	2016	Change
Revenue passengers (000)	811	784	3.4%	3,827	3,722	2.8%
RPMs (000,000)	339	316	7.3%	1,540	1,469	4.8%
ASMs (000,000)	421	397	6.0%	1,958	1,884	3.9%
Passenger load factor	80.5%	79.6%	0.9 pt	78.7%	78.0%	0.7 pt
On-time arrivals as reported to U.S. DOT	86.4%	91.7%	(5.3) pts	78.4%	89.0%	(10.6) pts

Alaska Airlines, together with Virgin America and its regional partners, flies 40 million guests a year to 119 destinations with an average of 1,200 daily flights across the United States and to Mexico, Canada, Costa Rica and Cuba. With Alaska and Alaska Global Partners, guests can earn and redeem miles on flights to more than 900 destinations worldwide. Alaska Airlines ranked “Highest in Customer Satisfaction Among Traditional Carriers in North America” in the J.D. Power North America Satisfaction Study for 10 consecutive years from 2008 to 2017. Alaska Mileage Plan ranked “Highest in Customer Satisfaction with Airline Loyalty Rewards Programs” in the J.D. Power 2016 Airline Loyalty/Rewards Program Satisfaction Report for the last three consecutive years. Learn more about Alaska’s award-winning service and unmatched reliability at newsroom.alaskaair.com and blog.alaskaair.com. Alaska Airlines, Virgin America and Horizon Air are subsidiaries of Alaska Air Group (NYSE: ALK).
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